GREAT-WEST FUNDS, INC.
GREAT-WEST CAPITAL MANAGEMENT, LLC

CODE OF ETHICS FOR ACCESS PERSONS

Revised 4/2015; 3/2014; 2/2013; 9/2012; 9/2011; 10/2009; Effective 10/2008

I. Overview

Introduction
Great-West Funds, Inc., (the “Fund”) is a registered investment company under the Investment Company Act of 1940 (“1940 Act”). Great-West Capital Management, LLC (“GWCM”) is the registered investment adviser to the Fund under the Advisers Act of 1940 (“Advisers Act”).
Rule 17j-1 under the 1940 Act requires investment companies, as well as their investment advisers and principal underwriters, to adopt written codes of ethics containing provisions reasonably necessary to prevent Access Persons (as defined below) from engaging in any act, practice, or course of business prohibited under the anti-fraud provisions of the Rule. Separately, Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms of the Securities and Exchange Commission (“SEC”) require the Fund to adopt a separate code of ethics for the “Principal Executive” and “Senior Financial” officers of the Fund (a “Senior Officer COE”). The requirements of the Senior Officer COE are in addition to, and not in substitution for, the provisions of this Code of Ethics (“Code”) as required pursuant to Rule 17j-1 under the 1940 Act.
Rule 204A-1 under the Advisers Act requires investment advisers to adopt a code of ethics which requires Access Persons to report their personal securities transactions.

Purpose
This Code is intended to provide guidance to Access Persons of the Fund and GWCM in the conduct of their personal investment activities in order to reduce the possibility of securities transactions that place, or appear to place, such Access Persons in conflict with the interests of the Fund or the Fund’s shareholders, or with the interests of any Clients (as defined below).

General Anti-Fraud Provisions
It is unlawful for GWCM or its representatives to engage, directly or indirectly, in any of the following acts, practices or courses of business:
1. employ any device, scheme, or artifice to defraud Clients or prospective Clients;
2. make any untrue statement of a material fact or omit to state to any Client(s) - including prospective Clients - a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
3. engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon Clients or prospective Clients; and
4. engage in any manipulative practice with respect to Clients or prospective Clients.
The Code governs the personal securities activities of Access Persons. In general, Access Persons should always:
1. place the interests of the Clients first;
2. ensure that all personal securities transactions are conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an Access Person’s position of trust and responsibility; and
 3. not take inappropriate advantage of their positions.
[Reference; 17j-1 of the 1940 Act; See also Section 206 of the Advisers Act.]

Interpretation of Provisions
The Board of Directors of the Fund (the “Board”) and management of GWCM may, from time to time, adopt such interpretations of this Code as such Board and management of GWCM deem appropriate, provided that any material change to this Code must be approved by the Board and the management of GWCM as otherwise required under Rule 17j-1(c) of the 1940 Act and Rule 204A-1(a) of the Advisers Act.

II. Guiding Principles
The following general principles govern the conduct of all Access Persons subject to this Code as set forth below.

Compliance with Federal Securities Laws
A variety of Federal Securities Laws including those described in this Code apply to the operations of the Fund and its investment adviser, GWCM. The Fund and GWCM adopted compliance programs consisting of policies and procedures designed to prevent violations of Federal Securities Laws. You should refer to those policies and procedures for issues not expressly covered in this Code. It is your responsibility to understand your obligations under these laws and to comply with all applicable Federal Securities Laws. If you are unsure of your obligations, you should seek assistance from the CCO’s Office.

Compliance with this Code
All personal securities transactions of those who are subject to this Code must be conducted in a manner consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position or trust and responsibility. On an annual basis, you are required to certify that you have read and understand the Code of Ethics and any amendments thereto and agree to comply with its provisions.

Personal Interests
As a general matter, you should not improperly take personal advantage of your knowledge of recent, pending or intended securities activities for Clients, including without limitation the Fund. In addition, you should not improperly take advantage of your position to personally gain at the expense of the interests of the Clients.

Confidentiality
Except in the normal course of your duties on behalf of the Fund or GWCM, information regarding the identity of Client’s security holdings, their accounts, or any nonpublic information regarding a Security Held or Securities Being Considered for Purchase or Sale is confidential and may not be revealed to any other person outside of the Fund or GWCM.

III. Terms You Should Know
Following are the definitions used in this Code:

Term	Definition
Access Persons
The term “Access Person” is defined in Rule 17j-1 of the 1940 Act and in Rule 204A-1(e)(1) under the Advisers Act and may be amended from time to time. For purposes of compliance with this Code, an Access Person is any person who, with respect to Clients, has access to:
(i)nonpublic information regarding a Security Held or to be Acquired or is Being Considered for Purchase or Sale,
AND
(ii)who is involved in providing or making securities recommendations on behalf of Clients.
The term “Access Person” includes the following individuals as defined below in this Section:
•Investment Personnel of the Fund or GWCM,
•Portfolio Managers,
•Any other employee of the Fund or GWCM or of any company in a control relationship to the Fund or GWCM who is designated as such by the CCO’s Office; and
•For GWCM, any officer or director (or other person occupying a similar status or performing similar functions).
Ultimately, whether or not an individual will be designated an “Access Person” will be determined by the CCO’s Office based on an analysis of the type of information to which the individual has access.

Automatic Investment Plan
An “Automatic Investment Plan” is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a determined schedule and allocation.

An “Automatic Investment Plan” includes a dividend reinvestment plan and dollar cost averaging program.

Beneficial Ownership
The term "Beneficial Ownership" generally means any direct or indirect pecuniary interest in a security.
"Beneficial Ownership" includes accounts of a spouse, children who reside in an Access Person's home and any other relatives (parents, children, brothers, sisters, including a live-in partner, etc.) whose investments the Access Person directs or controls, whether the person lives with him or not, as well as accounts of another person (individual, director, corporation, trust, custodian, or other entity) if, by reason of any contract, understanding, relationship, agreement or other arrangement, the Access Person obtains or may obtain therefrom benefits substantially equivalent to those of ownership.

Being Considered for Purchase or Sale
A security is "Being Considered for Purchase or Sale" when a Portfolio Manager seriously considers making a recommendation to purchase or sell a security on behalf of a Client(s), or when that recommendation has been made by Investment Personnel and accepted by a Portfolio Manager.

Client or Clients
The term “Client” or “Clients” means any person, entity, or other recipient of investment advisory services provided by GWCM, including for example a Covered Fund or various corporate-owned life insurance stable value separate accounts or COLI-VUL separate accounts for which Great-West Life & Annuity Insurance Company (“Great-West”) is a sponsor.

Compliance Reporting system
The term “Compliance Reporting system” means the automated and web-based application that is used by the CCO’s Office to track and monitor the personal trading activities of Access Persons.
All Access Persons who are required to report in accordance with this Code must submit their reports electronically to the CCO’s Office through the Compliance Reporting system, unless expressly exempted from reporting in this Code. Access Persons are encouraged to establish a direct, electronic reporting link from their broker-dealer to the Compliance Reporting system and should contact the CCO’s Office for information on establishing such electronic links.

Covered Fund
The term “Covered Fund” means:
(a) any series of the Fund for which GWCM serves as an investment adviser (with the exception of the Great-West Profile Asset Allocation Series, Great-West Lifetime Asset Allocation Series, or Great-West SecureFoundationSM Series of funds, collectively the “Profile Series”; and also with the exception of the Great-West Lifetime Asset Allocation Series of funds offered by Great-West Trust Company, collectively “GWTrust Funds”); or
(b) any series of the Fund whose investment adviser or principal underwriter controls GWCM, is controlled by GWCM, or is under common control with GWCM, including for example any series of collective investment trusts offered by Great-West Trust Company, excluding GWTrust Funds.
Note.  For purposes of this section, “control” has the same meaning as it does in section 2(a)(9) of the 1940 Act.
Exception.  Covered Fund does not include shares issued by money market Funds.

Covered Security
The term “Covered Security” includes any Reportable Security which is a Security Held or to be Acquired or Being Considered for Purchase or Sale on behalf of a Client.
A Fund (as defined below) is deemed a Covered Security during that time frame when it is Being Considered for Purchase or Sale by either (or both) the Profile Series or GWTrust Funds and the trading of such Fund(s) has not completed settlement.

Chief Compliance Officer (“CCO”)
The term Chief Compliance Officer (“CCO”) means the CCO of the Fund and GWCM and her/his designee. The term “CCO” and the “CCO’s Office” is used interchangeably throughout this Code. The CCO Office has the authority to grant or deny pre-clearance approval of transactions in securities by Access Persons in any personal accounts in which they have Beneficial Ownership and for which they exercise Investment Control, and to monitor and enforce the activities of all individuals subject to this Code.

Exempt Persons
The term “Exempt Persons” means the following individuals who have executed a confidentiality agreement and are not involved with making investment decisions for the Fund or GWCM:
•certain temporary workers who actively provide services on a continuous basis for six (6) months or less,
•certain control persons (and their employees) and employees of affiliates; and,
•other employees designated by the CCO’s Office.
Exempt Persons also include Independent Directors of the Fund or Independent Managers of GWCM as both terms are defined below; a confidentiality agreement is not required for these persons. Exempt Persons are not subject to the reporting requirements of this Code.

Federal Securities Laws
The term “Federal Securities Laws” means:
•the Securities Act of 1933,
•the Securities Exchange Act of 1934,
•the Sarbanes-Oxley Act of 2002,
•the Investment Company Act of 1940,
•the Investment Advisers Act of 1940,
•Title V of the Gramm-Leach-Bliley Act (1999),
•the Bank Secrecy Act (31 U.S.C. 5311 - 5314; 5316 - 5332) as it applies to registered investment companies and investment advisers and;
•any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

Fund
The term “Fund” means an open-end investment company registered under the 1940 Act or any collective investment trust that is otherwise exempt from the definition of an “investment company” pursuant to Section 3(c) of the 1940 Act.

Independent Director of the Fund	The term "Independent Director of the Fund" means a director of the Fund who is not an "interested person" as that term is defined under § 2(a)(19)(A) of the 1940 Act.

Independent Manager of GWCM
The term “Independent Manager of GWCM” means a manager of GWCM who is not an "interested person" as that term is defined under § 2(a)(19)(B) of the 1940 Act IF all of the following requirements are satisfied.
You:
•have no involvement with the day-to-day operations of a Covered Fund;
•have no involvement in decisions or recommendations regarding the purchase or sale of securities for any Covered Fund;
•have no immediate access to, or involvement with the management or fund investment and trading personnel (trading and portfolio management information) of a Covered Fund or GWCM;
•do not own, control or hold 5% or more of the outstanding voting shares of either a Covered Fund or GWCM; and,
•do not control a Covered Fund or GWCM, either individually or by virtue of any arrangement with any other person.
[Reference:  Rule 17j-1(d)(2)(ii) as discussed in the MacKenzie Investment Management, No-Action letter (Reference Number 200051298) issued by the Securities and Exchange Commission on August 8, 2000.]

Initial Public Offering (“IPO”)
The term "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

Investment Control
The term “Investment Control” refers to any Reportable Security in which you have influence (i.e., power to manage, trade, or give instructions concerning the investment disposition of assets in the account, or to approve or disapprove transactions in the account), whether sole or shared, direct or indirect.
Note:  You are presumed, under this Code, to have Investment Control as a result of having or being:
•Investment Control over your personal brokerage account(s);
•Investment Control over an account(s) in the name of your spouse or minor children, unless you have renounced an interest in such account and provided documentation to the CCO’s Office;
•Investment Control over an account(s) in the name of any family member;
•Involvements in an investment club;
•A trustee having executor power over a trust or an estate account or a protector with such powers over a trust; or,
•Able to exercise of a power of attorney over an account.

Investment Personnel
The term “Investment Personnel” means all Portfolio Managers of the Fund or GWCM and other employees who assist or provide advice to the Portfolio Managers in making and implementing investment decisions (including purchases and sales) on behalf of the Clients and includes research analysts and portfolio assistants.

Limited Offering
The term "Limited Offering” means an offering of securities that are exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933. (Regulation D Program).
Note:  Limited offerings are also referred to as private placements and include many unregistered investment vehicles such as hedge funds, private equity funds, venture capital funds, and other sources of public venture funding including crowd-sourced or internet-based funding[2].

Portfolio Manager
The term “Portfolio Manager” means the person or persons entrusted with the direct responsibility and authority to make investment decisions affecting a Client, and who, therefore, may be the best informed about such Client’s investment plans or interests.

[2]Examples of crowdsource and other similar types of internet-based funding are discussed in the SEC’s proposed rules: Regulation Crowdfunding, Release Nos. 33-9470; 34-70741; File No. S7-09-13.

Reportable Security
The term "Reportable Security” means, in general, any interest or instrument commonly known as a “security”, including:
•equity and debt securities,
•derivative securities, including without limitation, options on and warrants to purchase equity, commodity, currency, or debt securities, futures, swaps and other derivative contracts (including any group or index of securities of the foregoing),
•exchange-traded securities (“ETF”),
•private investment funds, hedge funds,
•shares of closed-end investment companies,
•investments in unit investment trusts (“UIT”); and,
•foreign mutual funds and foreign unit trusts.
Exception.  “Reportable Security” does NOT include:
•Non-affiliated Funds except in situations as described under a Covered Security, above;
•The Fund and Putnam Funds in the Great-West 401(k) plan;
•United States government securities (e.g., Treasury bills, T-notes);
•Bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments*, including repurchase agreements;
•Money market funds;
•Unit investment Trusts (“UIT”) that are invested exclusively in other non-affiliated mutual funds;
•Variable annuity and/or variable life insurance contracts if invested exclusively in other non-affiliated mutual funds; and
•Investments in a 529 College Savings Account (“529 Plan”) which meet the following criteria:
•Neither the Fund or GWCM, or their control affiliates, administer, manage, distribute, market, or underwrite the 529 Plan (including the investments and/or strategies offered in such 529 Plan);
•The 529 Plan’s investment strategies and underlying investment options are selected and managed by the 529 Plan’s administrator or investment adviser;
•The 529 Plan does not fall within the Investment Control of an Access Person; and
•The 529 Plan offers only open-ended mutual funds, guaranteed investment contracts, and/or separately managed investment portfolios.
*For purposes of this Code, the term “high quality short-term debt instruments” means any instrument that has a maturity at issuance of one year or less and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization.

Security Held or to be Acquired
"Security Held or to be Acquired" means:
(a)any Reportable Security which, within the most recent fifteen (15) calendar days:
is or has been held by a Client; or
is Being Considered for Purchase or Sale by a Client under the direction of a Portfolio Manager; and
(b) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

IV. Personal Trading Restrictions and Pre-Clearance

A. Pre-Clearance Policy	All Access Persons, prior to the purchase or sale of: 1. securities in an IPO or Limited Offering, or a 2. Covered Security must obtain Pre-Clearance from the CCO’s Office.

Pre-Clearance Process	Prior to the purchase or sale of securities in an IPO, Limited Offering, or a Covered Security, you should follow the steps set forth below:
Step/Action

1.
Submit a Pre-Clearance request in advance of the purchase through the Compliance Reporting system.
Note: A request for Pre-Clearance can be submitted via the Compliance Reporting system Monday - Friday from 9:00 a.m. to 4:00 p.m. MT.

2. The CCO’s Office will review the Pre-Clearance request to determine if a potential or an actual conflict of interest exists.
3. The Access Person will receive an approval or denial of the Pre-Clearance request from the CCO's Office via the Compliance Reporting system.

Granting of Pre-Clearance
Pre-Clearance will be granted if the CCO’s Office determines that the transaction does not violate the Code, which includes for example transactions which are:
•not potentially harmful to the Clients;
•highly unlikely to affect the market in which a Client’s portfolio securities are traded;
•not related economically to the securities to be purchased, sold or held by a Client; or,
•not the result of material non-public information obtained in the course of the person’s relationship with the Fund or GWCM.

Pre-Clearance approval by the CCO’s Office of any securities transaction is only effective for 5 business days from and including the date clearance is granted.

Denial of Pre-Clearance
Pre-Clearance will be denied if the CCO’s Office determines that the security is being made available in an IPO or Limited Offering AND:
•is Being Considered for Purchase or Sale by a Client;
•is a Security Held or to be Acquired by a Client within the prior 2 business days; or,
•the granting of pre-clearance would be inconsistent with the purposes of this Code.

B. 7- Day Blackout Rule
Portfolio Managers and Investment Personnel may not purchase or sell a security in his/her personal account within 7 days, before or after, the Portfolio Manager or Investment Personnel trades in the same securities for a Client that he/she manages.

Exempt Transactions
Pre-clearance is not required for the following transactions:

1. purchases or sales of securities issued or guaranteed as to principal or interest by the Government of the United States or its instrumentalities;
2. purchases or sales of bankers' acceptances;
3. purchases or sales of bank certificates of deposit;
4. purchases or sales of commercial paper and similar high quality short-term debt instruments, including repurchase agreements;
5. purchases or sales of shares of money market funds;
6. purchases or sales of unit investment trusts if the unit investment trust is invested exclusively in unaffiliated Funds;
7. purchases or sales of shares of Funds excluding Covered Funds;
8. purchases or sales of securities effected in any account over which you have no Beneficial Ownership or Investment Control, or in any personal account which is managed on a discretionary basis by a person other than you and you do not in fact influence or control the purchases or sale transactions;
9. purchases or sales of securities as part of an Automatic Investment Plan;
10. De Minimus Transactions, which means any securities transaction, or series of related transactions, totaling $2,500 or less in the aggregate within any continuous 90-day period.

V. Reporting of Personal Trading - Access Persons

A. Who Needs to Report
Access Persons must submit to the CCO’s Office, through the Compliance Reporting system, the following reports concerning their personal Reportable Securities transactions and holdings, unless excepted (as set forth herein) from the reporting requirements.

B. What Needs to Be Reported In the Compliance Reporting system	All Access Persons must: 1. Disclose all securities/investment accounts holding ANY securities; and 2. Report all Reportable Securities holdings and transactions.

1. Disclosure of Investment Accounts
All Access Persons must disclose in the Compliance Reporting system the existence of all investment accounts holding ANY securities in which the Access Person, or any member of your immediate family (including any relative by blood or marriage living in your household, or live-in partner sharing financial resources) has Beneficial Ownership or Investment Control.

On the Broker Account Certification, you must disclose:

•account number(s);
•name of the broker, bank, insurance company or other financial institution holding any securities;
•type of account (i.e., trust account, mutual fund, 401(k), margin account);
•account name(s).

The following are examples of investment accounts which you are required to disclose in the Compliance Reporting system.

Examples: Securities/ Investment Accounts
•Any investment account holding any securities in which you have Beneficial Ownership or Investment Control, including a shared account;
•IRA accounts with a broker/dealer;
•Partnership or corporate account in which you have Beneficial Ownership or Investment Control; and,
•Investment account of immediate family member in your household, if you have Investment Control (regardless of whether you exercised authority or have Beneficial Ownership over the investment account).

2. Reportable Securities Holdings and Transactions
Access Persons must report all Reportable Securities holdings and transactions via the Compliance Reporting system in which the Access Person or any member of your immediate family (including any relative by blood or marriage living in your household or live-in partner sharing financial resources) has Beneficial Ownership or Investment Control.

The following list identifies the securities transactions and holdings that you are NOT required to report:

Exception: Non-Reportable Securities Holdings and Transactions
1. purchases or sales of securities issued or guaranteed as to principal or interest by the Government of the United States or its instrumentalities;
2. purchases or sales of bankers' acceptances;
3. purchases or sales of bank certificates of deposit;
4. purchases or sales of commercial paper and similar high quality short-term debt instruments, including repurchase agreements;
5. purchases or sales of shares of money market funds;
6. purchases or sales of unit investment trusts if the unit investment trust is invested exclusively in unaffiliated mutual funds;
7. purchases or sales of shares of Funds excluding Covered Funds;
8. any Funds (including Covered Funds) offered in the Great-West 401(k) staff plan;
9. variable annuity and/or variable life insurance contracts if invested exclusively in other non-affiliated Funds; and
10. 529 College Savings Accounts which meet the requirements set forth in the definition of an otherwise Reportable Security.

Account Statements
If you or any member of your immediate family (including any relative by blood or marriage living in your household or live-in partners sharing financial resources) has Beneficial Interest or Investment Control in any Reportable Securities you must authorize and direct each broker or dealer to deliver to the CCO’s Office, on a timely basis, electronic data feeds of all of your Reportable Securities holdings and transactions for all of your securities/investment accounts.

If your broker is unable to provide electronic data feeds of your holdings and transactions on a quarterly basis, you are required to manually enter all Reportable Securities transactions and holdings in the Compliance Reporting system no later than ten (10) business days after a confirmation statement is received from the brokerage firm but in no event not later than the 30th day of the month following quarter-end for which a transaction in a Reportable Security(s) occurred.

It is your responsibility to ensure that the CCO’s Office is appropriately notified of all brokerage accounts and the opening of any new investment account.

C. How to Report
Access Persons are required to submit the following 3 reports in the Compliance Reporting system:
1. Initial Holdings Report;
2. Quarterly Transactions Reports; and
3. Annual Holdings Reports (for purposes of this Code, a fourth quarter transaction report may replace the Annual Holdings Report if all Quarterly Transactions for the prior three quarters are submitted on a timely basis).

Independent Directors of the Fund and Independent Managers of GWCM have separate requirements as outlined below in Section VII - Annual Certification of Compliance - Independent Directors and Independent Managers.

1. Initial Holdings Report
No later than ten (10) calendar days after becoming an Access Person, you must report all Reportable Securities holdings in the Compliance Reporting system, which must be current as of a date not more than forty-five (45) days prior to the date you became an Access Person:
•the identity of all of your investment accounts holding Reportable Securities;
•the title and type of security, exchange ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security in which you, or any member of your immediate family, had any direct or indirect Beneficial Ownership or Investment Control when you became an Access Person; and,
•the name of any broker, dealer or bank with whom you, or any member of your immediate family maintains an account in which any Reportable Securities were held for the direct or indirect benefit of you or any member of your immediate family as of the date the person became an Access Person.

2. Quarterly Transaction Report
No later than thirty (30) calendar days after the end of a calendar quarter, you must provide the following information in the Compliance Reporting system or we must receive electronic data feeds from your broker with respect to any transaction made during the preceding quarter in a Reportable Security in which you had any Beneficial Ownership or Investment Control:

•the date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved;
•the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); and,
•the price of the Reportable Security at which the transaction was effected;
•the name of the broker, dealer, or bank with or through whom the transaction was effected.

3. Annual Holdings Report
On an annual basis, you must submit and certify through the Compliance Reporting system your fourth quarter Quarterly Transactions Report days after the end of every calendar year, (based on your current Reportable Securities holdings as of December 31 of the calendar year for which the report is being submitted), which contains the following information:

•the title and type of each Reportable Security, exchange ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security in which you have any direct or indirect Beneficial Ownership;
•the name of any broker, dealer or bank with whom you, or any member of your immediate family, maintained an account in which any Reportable Securities were held for your, or any immediate family member’s, direct or indirect benefit.

No Holdings or Transactions Certification
If you have no Reportable Securities holdings and/or no transactions to report, you must nevertheless submit a Certification in the Compliance Reporting system that you have no Reportable Securities holdings or transactions (as appropriate) to report under the Code.

VI. Additional Required Reporting

Access Persons are required to submit to the CCO’s Office the following additional Reports:

Acknowledgment of Receipt of Code
The CCO’s Office will provide a copy of this Code of Ethics to each Access Person. The CCO’ s Office will also provide to each Access Person a copy of any amendment to this Code after such amendments are adopted by the Board.

Within 30 calendar days of a request from the CCO’s Office after receiving the copy of this Code or an amendment to this Code, you are required to submit in the Compliance Reporting system an acknowledgment that :
•you have received and read this Code or such amendment,
•you had an opportunity to ask questions and
•you understand and agree to comply with this Code or such amendment, and all applicable requirements.

Annual Certification of Compliance
On an annual basis, all Access Persons must provide the CCO’s Office with a written or electronic certification in the Compliance Reporting system that:
•they have had an opportunity to ask questions, have read, understand the Code, and;
•have complied at all times with this Code, including the obtaining of pre-clearance for securities transactions and the submission of all required reports.

Compliance Questionnaire and Certification
All Access Persons are required on an annual basis to complete and submit to the CCO’s Office in the Compliance Reporting system a Compliance Questionnaire and Certification disclosing any disciplinary information.

VII. Annual Certification of Compliance - Independent Directors and Independent Managers

Annual Certification of Compliance
On an annual basis, by a date specified by the CCO’s Office, each of the Independent Directors of the Fund and the Independent Managers GWCM are required to execute a Certification, in writing, that he or she (i) has read and understood the Code, (ii) recognizes that they are subject to such Code, (iii) has complied with all the requirements of the Code, (iv) has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of Rule 204A-1, and (v) has reported details of any outside business affiliations as part of their respective annual director’s questionnaire.

VIII. Gifts, Gratuities and Entertainment

Policy
All Access Persons are required to act in the best interests of the Clients. It is the policy of the Fund and GWCM to conduct its business to avoid actual and potential conflicts of interests. The offering or receipt of gifts, gratuities and entertainment has the potential to create conflicts of interests. Thus, you must try to avoid conflicts of interests, or even the appearance of conflict or impropriety.

In general, gift giving or the receipt of gifts or gratuities is limited to $100.00 total per calendar year from any one source, i.e., entity, firm or third-party. No Access Person, or members of their immediate family may offer or receive gifts or gratuities in excess of $100.00 from (or to) any one person or company who does business with or on behalf of the Fund or GWCM, unless permission is given from his/her manager AND the CCO’s Office.

Acceptance of cash, making loans, extraordinary or extravagant gifts or entertainment is STRICTLY PROHIBITED. Any such gifts must be declined and returned in order to protect the reputation and the integrity of Great-West.

Please also refer to Great-West’s Code of Business Conduct and Ethics and Corporate Travel Policy. This policy is not intended to override or supersede Great-West’s Code of Business Conduct and Ethics, Corporate Travel Policy or any state or local laws that may exist as they relate to gifts, gratuities and entertainment.

The CCO’s Office may grant exceptions to this policy but all exceptions must be approved in advance by written request submitted in the Compliance Reporting system to the CCO’s Office.

Definition Of Gift and Gratuities
The term “gifts or gratuities” means the giving or receiving of any type of benefit, perk, advantage, bonus, present, donation, contribution or the like, to or from any person, employee, or agent or representative of another person that does business with, is a current or prospective Client or has an active or prospective business relationship with the Fund or GWCM.

Solicitation Of Gifts	Solicitation of gifts of any size under any circumstances is strictly PROHIBITED.

Client Seminars/ Educational Meetings
Client seminars/educational meeting for prospective clients or existing clients are permissible. This includes events such as “lunch and learn” meetings with prospective or existing clients, provided that it is sponsored by Great-West or a Great-West affiliated company. If the cost of such event exceeds $300.00 prior approval of your manger/supervisor AND the CCO’s Office must be obtained.

Conferences and Industry Events
Great-West employees may be requested to speak at industry conferences and events. In some situations, the speech or appearance may involve travel, lodging, entertainment or other customary speaker amenities (“Customary Business Amenities”). If the Business Relationship offers to pay for all or a portion of the Customary Business Amenities and the amount exceeds $300.00, prior approval from your supervisor/manager AND the CCO’s Office through the Compliance Reporting System must be obtained.

Client Contests/ Promotions
All proposals for promotions, such as prize drawings, contests and giveaways, is subject to the $100.00 gift limitation and must be submitted in advance for approval to your manager/supervisor AND the CCO’s Office through the Compliance Reporting System PRIOR to the announcement or implementation of the contest or promotion.

Entertainment
In general, ordinary, occasional business-related entertainment is not treated as a gift and is not subject to the $300 limit per year. The payment of business-related entertainment expenses or client appreciation events for prospective or existing clients is generally permissible. If the cost of such event exceeds $300, prior approval from your manager AND the CCO’s office must be obtained.

Other Entertainment Events
The aggregate value of all such entertainment events hosted by or held on behalf of GWCM or the Fund should generally be limited to an amount or frequency such as to not raise any questions of propriety. If the cost of any event exceeds these amounts, prior approval from your manager AND the CCO’s Office must be obtained. Any entertainment event provided to an Access Person where the host is not in attendance is treated as a gift and is subject to the $100.00 per year per source limit.

Recordkeeping:
All Access Persons must keep records of Gifts and Gratuities, Entertainment Events, and Contests/Promotions given and received on a designated Gift Log. All information requested by this form must be completed in full, with a separate page kept for each month. Where no entries exist for the month, the Access Person should record a note to that effect. Promotional gifts (for example, branded coffee mugs, clothing, hats or golf balls) that are valued at $50 or less and are not offered as a door prize/giveaway or in a drawing are not required to be logged on the Gift log. A copy of a Gift Log may be requested from the Securities Compliance Department.

Questions
As with any provision of the Code of Ethics, a sincere belief by the Access Person that he/she was acting in accordance with the requirements of this Code will not satisfy his/her obligations under this Code. If there is any question, ambiguity or doubt concerning the propriety of any gift, gratuity or entertainment you should seek, a prior written determination from the CCO’s Office by utilizing the Compliance Reporting system.

IX. Miscellaneous

Corporate Opportunities
You may not exploit for your own personal gain, opportunities that are discovered through the use of company property, information or your position unless the opportunity is disclosed fully in writing to the CCO’s Office and is approved by the Independent Directors of the Fund or the Independent Managers of GWCM (as appropriate).

Outside Business Activities/ Affiliations
Service as a Director or Trustee. You may not serve on the Board of Directors of a publicly traded company without prior authorization from the CCO’s Office. A request for authorization must be submitted Compliance Reporting System or in writing in advance of such appointment or service. Such authorization must be based on a determination that such service is consistent with the interests of the Clients.

Training
As rules, regulations and laws relating to this Code continue to evolve, the CCO’s Office will conduct training sessions, or may otherwise distribute educational materials regarding this Code and updates and amendments. You will be required to attend such training sessions and to provide an acknowledgment of attendance at any such training session(s).

Reporting of Violations of this Code
Access Person must report any violations of this Code promptly to the CCO’s Office. Violations or suspected violations of this Code or any Federal Securities Laws may be reported electronically through the Compliance Reporting system. All reports and other records required to be submitted or maintained under this Code will be treated as confidential.

Sanctions
If the CCO has determined that an Access Person has committed a violation of this Code, the CCO may impose sanctions as she deems appropriate and as set forth in the attached Appendix C. All profits from violations of any of the trading restrictions and pre-clearance requirements described in this Code are subject to forfeiture by the CCO’s Office.

Amendments
Any amendments to this code shall be effective thirty (30) calendar days, after written notice of such amendments has been distributed to Access Persons by the CCO or his/her designee, unless the Independent Directors of the Fund or the Independent Managers of GWCM (as appropriate) expressly determined that such amendment will become effective on an earlier date or should not be adopted.

APPENDIX A
REVIEW OF REPORTS
The Chief Compliance Officer (“CCO”) for the Fund and GWCM or his/her designee must review all reports submitted pursuant to this Code for the purpose of detecting and preventing a potential or actual violation of this Code.

1.
The CCO or his/her designee shall review all Initial Holdings Reports, Quarterly Transaction Reports, Annual Holdings Reports and other reports and information required to be submitted by Access Persons under this Code.

2.
The CCO shall maintain a record of each report reviewed and the date such review was completed. Such record shall indicate whether the CCO’s review detected a potential or actual violation of this Code. If the CCO detects a potential or actual material violation of this Code, the CCO shall promptly inform the Independent Directors of the Fund or the Independent Managers of GWCM (as applicable) in writing.

3.
The CCO promptly after furnishing such written notification of a potential or actual material violation of this Code shall take those measures the CCO deems necessary and appropriate to remedy such violation, including, but not limited to, requiring the Access Person to divest any inappropriate securities holdings and recommending sanctions to the Independent Directors of the Fund or the Independent Managers of GWCM as applicable.

4.	The CCO shall take such other actions and measures as deemed necessary and appropriate to carry out his or her duties with respect to the review of reports required under this Code.

The CCO for the Fund or GWCM (as appropriate) shall identify all Access Persons who are required to make reports and shall inform those Access Persons of their reporting obligation. Once informed of the duty to file reports, an Access Person has a continuing obligation to file such reports in a timely manner.

No report required to be made under this Code shall be construed as an admission by the person making such report that he has any direct or indirect Beneficial Ownership in the security to which the report relates.

APPENDIX B
REPORTS TO THE BOARD
On a yearly basis, the Chief Compliance Officer for the Fund and GWCM or his/her designee shall furnish to the Board, and the Board shall consider, a written report that:

1.
Describes any issues arising under this Code since the last report to the Board, including, but not limited to, information about material violations of this Code and the sanctions, if any, imposed in response to the material violations; and

2.	Certifies that the Fund and GWCM have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

3.	In considering the written report, the Board shall determine whether any action is required in response to the report.

To the extent that immaterial violations of this Code (such as late filings of required reports) may collectively indicate material problems with the implementation and enforcement of this Code, the written report shall describe any violations that are material in the aggregate.

APPENDIX C
SANCTIONS
The Fund
The Chief Compliance Officer (“CCO”) of the Fund shall furnish to the Board reports regarding the administration hereof and summarizing any forms or reports filed hereunder. Upon the finding of a material violation of this Code, including the filing of false, incomplete, or untimely required reports, or the failure to obtain required pre-clearance, the Board may impose such sanctions as it deems appropriate, which may include censure, suspension, or termination of the employment of the violator. No Director may participate in a determination of whether he has committed a violation of this Code or of the imposition of any sanction against himself.
GWCM
Similarly, it shall be the responsibility of GWCM’s CCO, or his/her designee, to receive and maintain all reports submitted by Access Persons and to use reasonable diligence and institute procedures reasonably necessary to monitor the adequacy of such reports and to otherwise prevent or detect violations of this Code. Upon discovering a material violation of this Code involving any Access Person, such as those noted in the prior paragraph, it shall be the responsibility of GWCM’s CCO to report such violation to GWCM’s management. GWCM’s management may impose such sanctions against the Access Person determined to have violated this Code as it deems appropriate, including, but not limited to, a letter of censure or suspension or termination of the employment, officership, or other position of the violator. No officer, director or manager of GWCM may participate in a determination of whether he has committed a violation of this Code or of the imposition of any sanction against himself.

APPENDIX D
MATERIAL CHANGES TO THE CODE
The Board authorizes the Chief Compliance Officer to make material changes as they deem reasonably necessary in order to prevent Access Persons from violating any provision of this Code.
The Board, including a majority of the Independent Directors, must approve any material change made to this Code no later than the next regularly scheduled Board meeting after adoption of the material change.
The Board must base its approval of any material change to the Code on a determination that the Code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct described in this Code.
Before approving any amendment to the Code, the Board must receive a certification from the Fund and GWCM that it has adopted procedures reasonably necessary to detect and prevent Access Persons from violating the Code.

APPENDIX E
RECORD RETENTION
The Fund and GWCM must maintain records in the manner and to the extent set forth below, which records may be maintained electronically or in another format under the conditions described in Rule 31a-2(f)(1) under the 1940 Act and Rules 204-2 and Rule 204A-1 under the Investment Advisers Act of 1940, and shall be available for examination by representatives of the Securities and Exchange Commission:

1.	Retention of Code. A copy of this Code and any Code that was in effect at any time within the past five years must be preserved in an easily accessible place.

2.
Record of Violations. A record of any violation of this Code and of any action taken as a result of such violation must be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

3.
Record of Written Acknowledgments. A copy of written acknowledgments by all current Access Persons and all individuals who have been Access Persons within the last five years of the receipt of this Code and any amendments thereto must be maintained in an easily accessible place.

4.
Copy of Forms and Reports. A copy or record of each Pre-Clearance Form and each Initial Holdings Report, Quarterly Transaction Report, and Annual Holdings Report prepared and submitted by an Access Person, including any broker or dealer trade confirmations or account statements provided in lieu of such reports, pursuant to this Code must be preserved by the Chief Compliance Officer for the Fund or GWCM, as appropriate, for a period of not less than five years from the end of the fiscal year in which such report is made, the first two years in an easily accessible place.

5.
List of Access Persons. A list of all persons who are, or within the past five years of business have been, required to file Initial Holdings Reports, Quarterly Transaction Reports, and Annual Holdings Reports pursuant to this Code and a list of those persons who are or were responsible for reviewing such Reports must be maintained in an easily accessible place.

6.
Written Reports to the Board. A copy of each written report furnished to the Board under this Code shall be maintained for at least five years after the end of the Fund’s fiscal year in which it is made, the first two years in an easily accessible place.

7.
Records Relating to Decisions Involving Initial Public Offerings and Limited Offerings. The Fund and GWCM must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities made available in an initial public offering or limited offering for at least five years after the end of the Fund’s fiscal year in which the approval is granted.

8.
Sites of Records to be Kept. All such records and/or documents required to be maintained pursuant to this Code and/or Rule 17j-1 under the 1940 Act and Rules 204-2 and 204A-1 under the Investment Adviser’s Act of 1940 shall be kept in an easily accessible location at the offices of the Chief Compliance Officer, located in Greenwood Village, Colorado 80111.

APPENDIX F
PARTICIPATING BROKERS
The following is a list (in no particular order) of participating brokers which may be amended from time to time. These brokers can provide electronic feeds of your personal securities transactions to the CCO’s Office. You are strongly encouraged to maintain your investment accounts with the following brokerage firms or to request your broker to participate in providing electronic data feeds:

•	Bank of America

•	Charles Schwab

•	Chase Investment

•	E*TRADE

•	Fidelity

•	Interactive Brokers

•	Goldman Sachs

•	JP Morgan Private Wealth

•	Merrill Lynch/Bank of America

•	Morgan Stanley/Dean Witter

•	Morgan Stanley Private Wealth

•	Morgan Stanley Smith Barney

•	Northern Trust

•	Options Express

•	Pershing*

•	RBC

•	Scottrade

•	Stifel Nicolaus

•	TD Ameritrade

•	T. Rowe Price

•	UBS

•	Wachovia

•	Wells Fargo Advisors